Exhibit 99.1

AMENDMENT NO. 1

TO

PPL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      WHEREAS, PPL Services Corporation ("PPL") adopted the PPL Supplemental Executive Retirement Plan (the "Plan"), effective July 1, 2000, for certain of its employees; and

      WHEREAS, the Plan was amended and restated effective July 1, 2003; and

      WHEREAS, PPL desires to further amend the Plan;

      NOW, THEREFORE, the Plan is hereby amended as follows:

I.      Effective April 1, 2004 the following section of Article 2 is amended to read:

2.      Definitions.

      (p)      "Supplemental Final Average Earnings" means the following:

(1)	Supplemental Final Average Earnings means twelve times the average of a Participant's "compensation" as defined in Paragraphs (A) through (B) below, from PPL and/or an Affiliated Company, for the 60 highest full months in the final 120 (or fewer) full consecutive months during which he is employed by PPL and/or an Affiliated Company. For this purpose, non-consecutive months interrupted by periods in which the Participant receives no "compensation" shall be treated as consecutive. For purposes of this Section, "compensation" shall include the following:

(A)	the Participant's base salary from PPL and/or any Affiliated Company prior to any deferrals to the Officers Deferred Compensation Plan or any other nonqualified deferred compensation plan of an Affiliated Company or any Internal Revenue Code section 401(k) plan by which Participant is covered, plus

(B)	the value of any cash grants attributable to any month used in the average, awarded to Participant pursuant to the executive incentive awards program initially approved by the Board on October 25, 1989 or any similar program maintained by an Affiliated Company. For the final calendar year of employment, "Compensation" shall include an amount equal to the value of any cash grant that would have been paid for service in the final calendar year of employment, as if 100% of target goals were achieved, but prorated by multiplying by a fraction equal to the number of full calendar months of service completed divided by 12.

(2)	For the purposes of determining the Participant's "compensation" under Subsection (1) of this definition, the CLC will determine the amount of any cash grant awarded to the Participant under any incentive awards program, and prorate such amount over the year for which the award was granted.

Notwithstanding the foregoing, if a Participant transfers from a Participating Company to an Affiliated Company that is not a Participating Company after becoming a Participant, earnings with the Affiliated Company after the date of such transfer (or for the duration of each such transfer if the Participant transfers more than once) shall not count in the Participant's Supplemental Final Average Earnings.

II.	Except as provided for in this Amendment No. 1, all other provisions of the Plan shall remain in full force and effect.

      IN WITNESS WHEREOF, this Amendment No. 1 is executed this 16th day of December, 2004.

PPL SERVICES CORPORATION
By:	/s/ Ronald Schwarz Ronald Schwarz Vice President-Human Resources